Exhibit 99

Sypris Reports First Quarter Results

Electronics Business Reports Orders of $29.0 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 18, 2016--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its first quarter ended April 3, 2016.

HIGHLIGHTS

  Revenue for the Company was $26.9 million, reflecting a reduction in demand for commercial vehicles and the rebalancing of inventory by certain customers.
  Gross profit increased $3.9 million, reflecting the adjustment in our fixed overhead structure within Sypris Technologies and an improvement in product mix within Sypris Electronics.
  Revenue and gross profit for Sypris Electronics increased $0.2 million and $0.4 million, respectively, from the first quarter of 2015.
  Sypris Electronics booked $29.0 million in multi-year orders for the first quarter of 2016 as compared to $4.6 million for the comparable period in 2015.
  The Company completed a sale-leaseback transaction for its underutilized manufacturing facility located in Toluca, Mexico, generating gross proceeds of approximately $12.2 million.
  The Company amended its revolving credit facility to provide additional availability for use in the Company’s operations.

The Company reported revenue of $26.9 million for the first quarter compared to $37.0 million for the prior year period. Additionally, the Company reported a net loss of $5.1 million, or $0.26 per share, as compared to a loss of $13.0 million, or $0.66 per share, for the prior year comparable period.

“Sypris Electronics continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry,” said Jeffrey T. Gill, president and chief executive officer. “During the first quarter of 2016, we saw significant year-over-year improvement, with multi-year orders increasing to $29.0 million during the quarter from $4.6 million for the prior year period. We are pleased to note that the strength in orders was across the board, including demand for our legacy products, trusted manufacturing, engineering services, and new technologies where the Sypris Cyber Range continues to gain important momentum, and our patented identity authentication solution, SiOMetrics™, is being evaluated for use in a variety of applications to secure automotive, industrial automation and smart cities projects. Progress within these platforms represents an important step towards the achievement of our long-term margin expansion and diversification objectives.”

“Sypris Technologies continues to adjust manpower and overhead expenses to reflect the continued softness in the commercial vehicle market that started during the fourth quarter of 2015. We have worked diligently to control our costs while taking actions to rebuild and diversify our customer base,” Mr. Gill continued.

Sypris Technologies

Revenue for Sypris Technologies decreased 36.5% to $17.8 million in the first quarter of 2016 compared to $28.1 million for the prior year period, primarily as a result of softness in the commercial vehicle industry and the divestiture of the Morganton, North Carolina facility in July 2015. Gross profit for the quarter was a loss of $0.7 million, compared to a loss of $4.1 million for the same period in 2015.

Sypris Electronics

Revenue for Sypris Electronics was $9.1 million in the first quarter of 2016 compared to $8.9 million in the prior year period, reflecting new cyber related sales and an increase in product sales. Partially offsetting this was a decrease in electronic manufacturing services due to the completion of a program in 2015. Gross profit for the quarter was $1.4 million, compared to $0.9 million for the prior year period, primarily reflecting a favorable mix in sales of higher margin products and services in addition to a reduction in the overhead structure.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. The Company is working to adjust manpower and overhead expenses to align with projected levels of customer demand and market requirements, while optimizing our ability to bring in potential new business. Sypris Electronics has continued to invest in a number of product development projects and is encouraged by the award of a significant engineering services contract in the defense sector during the first quarter.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to develop and implement plans to mitigate the impact of loss of revenues from Dana or to adequately diversify our revenue sources on a timely basis; orders received may be cancelled or delayed by our customers, and even if we have a contractual right to manufacture and ship such orders, we must balance such rights against our longer term customer relationships; reliance on major customers or suppliers, including the renewal of significant contracts or the continued provision of trade credit terms despite concerns about our financial condition or liquidity; declining markets or market share in our commercial vehicle and energy-related product lines, especially as we attempt to transition from legacy products and services into new market segments, customers and technologies; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity, including the potentially material costs of our compliance with covenants in, or the potential default under or acceleration of, our new credit facilities; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers; dependence on, retention or recruitment of key employees especially in challenging markets; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving lessor, supplier, customer, employee, landlord, creditor, stockholder, product liability or environmental claims; our ability to successfully develop, launch or sustain new products and programs; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions or divestitures due to negative due diligence findings or other factors; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	April 3,	April 5,
	2016	2015
	(Unaudited)
Revenue	$26,938	$37,009
Net loss	$(5,099)	$(13,033)
Loss per common share:
Basic	$(0.26)	$(0.66)
Diluted	(0.26)	(0.66)
Weighted average shares outstanding:
Basic	19,702	19,650
Diluted	19,702	19,650

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	April 3,	April 5,
	2016	2015
	(Unaudited)
Net revenue:
Sypris Technologies	$17,827	$28,070
Sypris Electronics	9,111	8,939

Total net revenue	26,938	37,009

Cost of sales:
Sypris Technologies	18,483	32,174
Sypris Electronics	7,728	7,992

Total cost of sales	26,211	40,166

Gross profit (loss):
Sypris Technologies	(656)	(4,104)
Sypris Electronics	1,383	947

Total gross profit	727	(3,157)

Selling, general and administrative	6,503	9,118
Research and development	124	333
Severance and equipment relocation costs	484	285

Operating loss	(6,384)	(12,893)

Interest expense, net	876	334
Other income, net	(2,162)	(179)

Loss before taxes	(5,098)	(13,048)

Income tax expense (benefit), net	1	(15)

Net loss	$(5,099)	$(13,033)

Loss per common share:
Basic	$(0.26)	$(0.66)
Diluted	$(0.26)	$(0.66)

Dividends declared per common share	$-	$-

Weighted average shares outstanding:
Basic	19,702	19,650
Diluted	19,702	19,650

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	April 3,	December 31,
	2016	2015
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$2,306	$1,349
Restricted cash - current	6,000	-
Accounts receivable, net	13,470	12,394
Inventory, net	20,795	20,192
Other current assets	3,410	4,459
Assets held for sale	-	3,230

Total current assets	45,981	41,624

Property, plant and equipment, net	24,158	22,178
Other assets	3,242	3,090

Total assets	$73,381	$66,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,276	$11,311
Accrued liabilities	14,750	11,661
Revolving credit facility	2,581	2,132
Current portion of long-term debt and capital lease obligations	1,906	1,714

Total current liabilities	29,513	26,818

Long-term debt and capital lease obligations	11,208	8,780
Note payable - related party	6,500	5,500
Other liabilities	11,214	6,082

Total liabilities	58,435	47,180

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,311,736 shares issued and 21,265,044 outstanding in 2016 and 20,826,236 shares issued and 20,776,544 outstanding in 2015	213	208
Additional paid-in capital	152,435	152,077
Accumulated deficit	(111,911)	(106,812)
Accumulated other comprehensive loss	(25,790)	(25,760)
Treasury stock, 46,692 and 49,692 shares in 2016 and 2015, respectively	(1)	(1)

Total stockholders’ equity	14,946	19,712

Total liabilities and stockholders’ equity	$73,381	$66,892

Note: The balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	April 3,	April 5,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(5,099)	$(13,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,953	2,180
Stock-based compensation expense	363	206
Deferred revenue recognized	-	(2,170)
Deferred loan costs recognized	205	77
Gain on the sale of assets	(2,370)	-
Provision for excess and obsolete inventory	25	82
Other noncash items	137	(183)
Contributions to pension plans	-	(77)
Changes in operating assets and liabilities:
Accounts receivable	(1,066)	17,303
Inventory	(630)	(1,047)
Prepaid expenses and other assets	423	(691)
Accounts payable	(1,048)	(7,046)
Accrued and other liabilities	2,397	(916)

Net cash used in operating activities	(4,710)	(5,315)

Cash flows from investing activities:
Capital expenditures	(40)	(295)
Proceeds from sale of assets	11,066	-
Change in restricted cash	(6,000)	-

Net cash provided by (used in) investing activities	5,026	(295)

Cash flows from financing activities:
Principal payments on Term Loan	(429)	-
Proceeds from related party note payable	1,000	4,000
Net change in debt under New Revolving Credit Agreement	449	-
Net change in debt under Credit Facility	-	(1,051)
Debt issuance and modification costs	(379)	(440)
Indirect repurchase of shares for minimum statutory tax withholdings	-	(77)
Cash dividends paid	-	(410)

Net cash provided by financing activities	641	2,022

Net increase (decrease) in cash and cash equivalents	957	(3,588)

Cash and cash equivalents at beginning of period	1,349	7,003

Cash and cash equivalents at end of period	$2,306	$3,415

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer